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                                   EXHIBIT 5.1


                               OPINION OF COUNSEL

         I have acted as counsel for Ride, Inc., a Washington corporation (the "Company"), in connection with the preparation and filing of this Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement covers 2,832,573 shares of Common Stock, no par value, of the Company plus such indeterminate number of shares of Common Stock as may become issuable upon conversion or exercise of certain convertible preferred stock and warrants as a result of future stock splits, stock dividends or similar events (collectively, the "Stock"), which may be sold by the "Selling Shareholders".

         As General Counsel for the Company, I have reviewed the corporate actions of the Company in connection with this matter and have examined the documents, corporate records and other instruments deemed necessary for the purpose of this opinion.

         Based on the foregoing, it is my opinion that:

         (I) The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington; and

         (II) The Stock being registered has been duly authorized and validly issued and is fully paid and nonassessable.

         I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.


January 21, 1998



/s/ David H. Davis
-------------------------------
David H. Davis, General Counsel
and Corporate Secretary